Exhibit 99.1

News Release

Sanchez Energy Fourth Quarter and Full-year 2015

Financial Results and Operations Update

SN Finishes 2015 with Strong Liquidity, Significant Hedge Position, Record Production

HOUSTON—(Marketwired)—February 25, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy,” the “Company,” “we,” “our,” “us” or similar terms), today announced the Company’s operating and financial results for the fourth quarter and full-year 2015, which included the following highlights:

HIGHLIGHTS FOR FOURTH QUARTER OF 2015

•            Record production of 5.3 million barrels of oil equivalent (“MMBoe”)

•            Record quarterly average daily production of 58,115 barrels of oil equivalent per day (“Boe/d”)

•            Better than expected production results were driven by Catarina production of 46,030 Boe/d, the highest quarterly production level recorded to date from the asset, as well as strong performance from new wells in the Cotulla area

•            Average quarterly well costs at Catarina of $3.5 million per well and wells are 40 percent more productive since first acquired

•            $435 million cash balance at year-end 2015 and $735 million in total liquidity

•            Closed the Western Catarina Midstream Divestiture for approximately $345 million in cash

•            Entered a  joint venture with Targa Resources Partners LP (“Targa”) to construct a cryogenic processing plant and high pressure gathering pipeline near Catarina, which is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits

HIGHLIGHTS FOR FULL-YEAR 2015

•            Record annual production of 19.2 MMBoe for an average annual production rate of 52,560 Boe/d, an increase of 72% over 2014 production

•            Record oil production averaging 19,629 barrels per day (“Bbl/d”)

•            Upstream capital expenditures including accruals of $545 million in 2015 compared to $867 million in 2014, a reduction of approximately 37% over 2014

•            $155 million mark-to-market value of hedging position at year-end 2015 corresponding to hedge contracts covering approximately 82% of expected 2016 revenues, and $189 million current mark-to-market value of hedge position as of February 24, 2016

•            Completed the 50-well annual drilling commitment at Catarina for the period July 1, 2015 through June 30, 2016, which provides the Company with significant operational and financial flexibility in 2016 and 2017, as up to 30 wells drilled in excess of the minimum commitment can be carried forward to the next annual period

•            2015 year-end proved reserves are approximately 128 MMBoe, with a PV-10, a non-GAAP measure defined below, of $594 million

MANAGEMENT COMMENTS

“2015 was a strong year for Sanchez Energy despite the most challenging commodity environment we have faced as a Company,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “Our achievements in 2015 include ending the year with a strong cash position of $435 million.  The Company’s cash position was aided by several key divestitures with Sanchez Production Partners which generated approximately $430 million in cash proceeds without needing to issue additional equity or debt.  Our balance sheet remains strong and we are well prepared to weather a prolonged down cycle.”

“In addition, our operations delivered exceptional results on all fronts in terms of both increased well productivity and continued cost reductions. We improved well results in all areas through increased drilling and completion efficiencies — notably, Catarina wells are now over 40 percent more productive than they were when we acquired them.  Next, we reduced our capital cost structure considerably by more than 55 — 65 percent across our asset areas.  These two accomplishments alone significantly improved our well economics throughout our portfolio and allowed us to reach our original production target range with a capital program we reduced by about 50 percent over the course of the year.  Furthermore, despite our lower capital spending levels, we continued to appraise our large acreage position in the Catarina and Cotulla areas of the Eagle Ford which resulted in booking of new proven undeveloped reserves in these areas. Strong production also resulted in positive revisions to existing reserve forecasts of proven developed producing and proven undeveloped wells for Catarina and Cotulla. 2015 yearend reserves were 128 MMboe at the SEC oil price of $50.28 /Bbl, which is roughly flat year over year despite oil price falling by roughly $45/Bbl relative to yearend 2014.

“Furthermore, we closed on an innovative midstream transaction in which we invested in a new gas processing plant and gathering pipeline with our 50-50 joint venture partner, Targa.  This investment is expected to further reduce our operating costs, enhance our revenues and improve our netbacks in Catarina. We also ended the year with a solid hedge position including covering approximately 100% of our oil volumes and 95% of our gas volumes, both hedged in 2016 at attractive prices. This competitive hedge position will allow us to execute our 2016 plan and build flexibility for 2017. We expect that these achievements will provide a strong foundation as we navigate through 2016 and prepare for 2017.”

OPERATIONS UPDATE

During the fourth quarter of 2015, the Company spud 14 gross wells (13.5 net) wells, and completed 29 gross wells (29 net wells).  At Catarina, fourth quarter of 2015 development was focused primarily in Western and South-Central Catarina with well costs in the fourth quarter of 2015 averaging approximately $3.5 million per well.  On January 1st, 2016, the Company completed the 50 well annual drilling commitment at Catarina for the year ending on June 30, 2016.  Also, the Company has the flexibility to accrue (or bank) up to 30 wells for the following annual drilling commitment.

As of December 31, 2015, the Company had 621 gross (505 net) producing wells with 15 gross (11.5 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	287	8
Marquis	103	—
Cotulla/Wycross	145	—
Palmetto	72	7
TMS/Other	14	—
Total	621	15

PRODUCTION VOLUMES, AVERAGE SALES PRICES, OPERATING COSTS PER BOE

The Company’s estimated total production for the fourth quarter of 2015 was approximately 5,347 thousand barrels of oil equivalent (MBoe) (“58,115 Boe/d”), which represents an approximately 32 percent increase over the fourth quarter of 2014.  The Company’s fourth quarter of 2015 production significantly exceeded the high end of the Company’s production guidance for the quarter, which ranged from 48,000 to 52,000 Boe/d. The Company’s production mix during the fourth quarter of 2015 consisted of approximately 33 percent oil, 35 percent natural gas, and 32 percent natural gas liquids (NGLs).

Revenues for the three months ended December 31, 2015 totaled $109.5 million, a decrease of 4 percent compared to the three months ended September 30, 2015, due to declining commodity prices partially offset by increased production volumes.

Production, average sales prices, and unit operating costs and expenses for the fourth quarter and year-end 2014 and 2015, respectively, are summarized below:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Production volumes -
Oil (MBbl)	1,793	1,822	7,165	6,080
NGLs (MBbl)	1,657	1,113	5,754	2,590
Natural gas (MMcf)	11,377	6,621	37,594	14,827
Total oil equivalent (MBoe)	5,347	4,038	19,184	11,141
Boe/D	58,115	43,893	52,560	30,523

Average sales price, excluding the realized impact of derivative instruments -
Oil ($ per Bo)	$35.37	$68.27	$42.98	$88.64
NGLs ($ per Bbl)	$12.31	$20.74	$11.99	$25.86
Natural gas ($ per Mcf)	$2.26	$3.78	$2.63	$4.06
Oil equivalent ($ per BOE)	$20.49	$42.72	$24.80	$59.79

Average sales price, including the realized impact of derivative instruments -
Oil ($ per Bo)	$57.68	$75.70	$60.28	$89.26
NGLs ($ per Bbl)	$12.31	$20.74	$11.99	$25.86
Natural gas ($ per Mcf)	$2.74	$3.98	$3.12	$4.13
Oil equivalent ($ per BOE)	$28.99	$46.40	$32.23	$60.22

Operating costs and expenses ($/Boe):
Oil and natural gas production expenses (1)	$8.67	$7.28	$8.16	$8.40
Production and ad valorem taxes	$1.28	$2.14	$1.40	$3.39
General and administrative, excluding stock based compensation and acquisition and divestiture costs included in G&A (2)	$2.27	$3.90	$2.89	$4.40

(1) Includes amortization of gain on sale of Catarina Midstream of ($0.58) per Boe for the three months ended December 31, 2015  and ($0.16) per Boe for the year ended December 31, 2015.

(2) Excludes stock-based compensation of ($0.20) and ($3.23) per BOE for the three months ended December 31, 2015 and 2014, respectively, and $0.77 and $1.15 per BOE for the year ended December 31, 2015 and 2014, respectively. Also excludes acquisition and divestiture costs included in G&A of $0.71 and $0 per BOE for the three months ended December 31, 2015 and 2014, respectively, and $0.20 and $0.16 per BOE for the year ended December 31, 2015 and 2014, respectively.

GUIDANCE

Guidance
	1Q 2016	FY 2016
Production Volumes:
Oil (Bbls/d)	16,000 - 17,333	16,000 - 17,333
NGLs (Bbls/d)	16,000 - 17,333	16,000 - 17,333
Natural Gas (Mcf/d)	96,000 - 104,000	96,000 - 104,000
Barrel of Oil Equivalent (Boe/d)	48,000 - 52,000	48,000 - 52,000

Production Costs:
Cash Production Expense ($/Boe)(1)	$8.75 - $9.75	$8.75 - $9.75
Non-Cash Production Expense ($/Boe)	$0.80- $0.90	$0.80- $0.90
Production & Ad Valorem Taxes (% of O&G Revenue)	5% - 6%	5% - 6%
Cash G&A ($/Boe)(2)	$2.75 - $3.25	$2.75 - $3.25
Interest Expense ($MM)	$30.0	$120.0
Preferred Dividend ($MM)	$4.0	$16.0

(1)         Cash Production Expense guidance relates only to production expense as reported on the cash flow statement and does not include the effect from deferred gain related to the sale of the Western Catarina Midstream sale.

(2)         Excludes stock based compensation.

UPSTREAM CAPITAL EXPENDITURES

Upstream capital expenditures, including accruals, for the fourth quarter 2015 were approximately $64 million. For 2015 the annual total upstream capital expenditures totaled $545 million, a reduction of 37 percent over 2014 levels. This represents approximately a 5 percent decrease from the midpoint of the annual guidance range of $550 million to $600 million and was achieved in part from well cost improvements throughout the year.

In 2016 the Company plans to drill 52 net wells and complete 55 net wells with a capital expenditure budget ranging from $200 million to $250 million and is summarized in the table below:

	2016 Capital Expenditure Budget
	Net Wells Spud	Net Wells Completed	Upstream Capital (in millions)	% of Operating Capital	% of Drilling & Completion Capital
Catarina	35	36	$130 - $150	62%	70%
Marquis	—	—	$0	0%	0%
Cotulla	15	15	$40 - $50	20%	23%
Palmetto	2	4	$10 - $20	7%	8%
Total Eagle Ford	52	55	$180 - $220	89%	100%
TMS	—	—	$0	0%	0%
Total D&C Capital Budget	52	55	$180 - $220	89%	100%
Factilities, Leasing and Seismic			$20 - $30	11%
Total Capital Budget			$200 - $250	100%

SHARE COUNT

As of December 31, 2015, the Company had 61.9 million total common shares outstanding with a quarterly weighted average outstanding share count of 57.5 million. If all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were assumed to be converted, total outstanding shares as of December 31, 2015 would have been 74.4 million.

CONFERENCE CALL

Sanchez Energy will provide results of its fourth quarter and full year 2015 in its earnings conference call for investors on February 25, 2016 at 1:00 p.m. Central Time (2:00 p.m. Eastern Time). The table below provide details for interested parties to dial in to the conference call, or listen to the webcast.

Event:	Sanchez Energy Corporation Fourth Quarter and Full Year 2015 Earnings Conference Call

Date/Time:	Thursday, February 25, 2016, 1:00 p.m. Central Time (2:00 p.m. Eastern Time)

Dial In:	1-888-349-0085 (U.S.)
1-855-669-9657 (Canada)
001-855-817-7630 (Mexico)
1-412-902-4293 (International)
Request Sanchez Energy Corporation call

Webcast:	Live and rebroadcast over the Internet at http://edge.media-server.com/m/p/du28khnv

Replay:

A replay will be available one hour after the call through March 6, 2016, at 11:59 p.m. Eastern Time. You may access this replay by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International), and referencing the replay passcode: 10080744.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, revenues, operational and commercial benefits of the joint venture with Targa, our strategy and plans, our view of the market, and our well drilling plans. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (the “SEC”). Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

CAUTIONARY NOTE TO U.S. INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose proved, probable and possible reserves.  We may use certain terms in our press releases, such as net resource potential and other variations of the foregoing terms that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  U.S. Investors are urged to consider closely the reserves disclosures in our filings with the SEC available on our website at www.sanchezenergycorp.com and the SEC’s website at www.sec.gov.  You can also obtain this information from the SEC by calling its general information line at 1-800-SEC-0330.

COMPANY CONTACT

G. Gleeson Van Riet
Chief Financial Officer

Sanchez Energy Corporation
713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000

(Financial Highlights to follow)

SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$63,417	$124,403	$307,971	$538,887
Natural gas liquids sales	20,409	23,071	69,011	66,989
Natural gas sales	25,706	25,017	98,797	60,188
Total revenues	109,532	172,491	475,779	666,064

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	46,362	29,378	156,528	93,581
Production and ad valorem taxes	6,859	8,626	26,870	37,787
Depreciation, depletion, amortization and accretion	48,031	112,800	344,572	338,097
Impairment of oil and natural gas properties	—	213,821	1,365,000	213,821
General and administrative (inclusive of stock-based compensation expense of ($1,093) and ($13,045), respectively, for the three months ended December 31, 2015 and 2014, and $14,831 and $12,843, respectively, for the year ended December 31, 2015 and 2014)	14,870	2,693	74,160	63,692
Total operating costs and expenses	116,122	367,318	1,967,130	746,978

Operating loss	(6,590)	(194,827)	(1,491,351)	(80,914)

Other income (expense):
Interest income and other income (expense)	(361)	192	(2,165)	289
Interest expense	(31,899)	(31,655)	(126,399)	(89,800)
Net gains on commodity derivatives	61,336	130,806	172,886	137,205
Total other expense, net	29,076	99,343	44,322	47,694

Income (loss) before income taxes	22,486	(95,484)	(1,447,029)	(33,220)

Income tax expense (benefit)	—	(33,375)	7,600	(11,429)

Net income (loss)	22,486	(62,109)	(1,454,629)	(21,791)

Less:
Preferred stock dividends	(4,035)	(3,991)	(16,008)	(33,590)
Net income allocable to participating securities (1)(3)	(1,317)	—	—	—
Net income (loss) attributable to common stockholders	$17,134	$(66,100)	$(1,470,637)	$(55,381)
Net income (loss) per common share - basic and diluted	$0.30	$(1.18)	$(25.70)	$(1.06)

Weighted average number of unrestricted common shares used to calculate net income (loss) per common share - basic and diluted (4)(5)	57,490	55,855	57,229	52,338

Adjusted EBITDA, as defined (2)	$86,010	$133,716	$375,893	$490,633

Adjusted net income (loss) attributable to common stockholders, as defined (2)	$2,043	$(10,337)	$(105,812)	$23,827
Adjusted net income (loss) per common share - basic and diluted (6)(7)	$0.04	$(0.19)	$(1.85)	$0.46

Weighted average number of unrestricted common shares used to calculate adjusted net income (loss) per common share - basic and diluted (6)(7)	57,490	55,855	57,229	52,338

(1)              The Company’s restricted shares of common stock are participating securities.

(2)              Adjusted EBITDA, Adjusted Net Income attributable to common stockholders and Adjusted Net Income per common share are defined below.

(3)              For the year ended December 31, 2015 and the three months and year ended December 31, 2014, no losses were allocated to participating restricted stock because such securities do not have a contractual obligation to share in the Company’s losses.

(4)              The three months and year months ended December 31, 2015 excludes 1,735,299 and 2,663,010 shares of weighted average restricted stock and 12,525,210 and 12,529,314 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

(5)              The three months and year months ended December 31, 2014 excludes 622,301 and 1,732,888 shares of weighted average restricted stock and 12,530,695 and 13,527,378 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted earnings per common share as these shares were anti-dilutive.

(6)              The three months and year ended December 31, 2015 excludes 1,735,299 and 2,663,010 shares of weighted average restricted stock and 12,525,210 and 12,529,314 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

(7)              The three months and year ended December 31, 2014 excludes 622,301 and 1,732,888 shares of weighted average restricted stock and 12,530,695 and 13,527,738 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$435,048	$473,714
Oil and natural gas receivables	30,668	69,795
Joint interest billings receivables	1,259	14,676
Accounts receivable - related entities	3,697	386
Fair value of derivative instruments	172,494	100,181
Other current assets	23,452	23,002
Total current assets	666,618	681,754

Oil and natural gas properties, at cost, using the full cost method:
Unproved oil and natural gas properties	253,529	385,827
Proved oil and natural gas properties	2,914,867	2,582,441
Total oil and natural gas properties	3,168,396	2,968,268
Less: Accumulated depreciation, depletion, amortization and impairment	(2,412,293)	(706,590)
Total oil and natural gas properties, net	756,103	2,261,678

Other assets:
Debt issuance costs, net	41,039	48,168
Fair value of derivative instruments	5,789	24,024
Deferred tax asset	—	7,443
Investments	49,985	—
Other assets	22,810	19,101
Total assets	$1,542,344	$3,042,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,184	$29,487
Other payables	2,004	4,415
Accrued liabilities:
Capital expenditures	51,983	162,726
Other	69,975	67,162
Deferred premium liability	24,548	—
Other current liabilities	14,813	5,166
Total current liabilities	167,506	268,956
Long term debt, net of premium and discount	1,746,966	1,746,263
Asset retirement obligations	25,907	25,694
Fair value of derivative instruments	—	889
Other liabilities	58,133	779
Total liabilities	1,998,512	2,042,581
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of December 31, 2015 and 2014 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 and 3,532,330 shares issued and outstanding as of December 31, 2015 and 2014 of 6.500% Convertible Perpetual Preferred Stock, Series B, respectively)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 61,928,089 and 58,580,870 shares issued and outstanding as of December 31, 2015 and 2014, respectively)	619	586
Additional paid-in capital	1,079,513	1,064,667
Accumulated deficit	(1,536,353)	(65,719)
Total stockholders’ equity (deficit)	(456,168)	999,587
Total liabilities and stockholders’ equity	$1,542,344	$3,042,168

SANCHEZ ENERGY CORPORATION

HEDGING SUMMARY

As of December 31, 2015, the Company had the following NYMEX WTI crude oil hedging transactions covering anticipated future production:

Crude Oil Swaps:

Calendar Year	Volumes (Bbls)	Average Price per Bbl	Price Range per Bbl
2016	2,562,000	$70.11	$62.00	—	$80.15

Crude Oil Puts:

Calendar Year	Volumes (Bbls)	Put Price per Bbl	Put Price Range per Bbl
2016	4,026,000	$60.00	$60.00	—	$60.00

As of December 31, 2015, the Company had the following NYMEX Henry Hub natural gas hedging transactions covering anticipated future production:

Natural Gas Swaps:

Calendar Year	Volumes (Mmbtu)	Average Price per Mmbtu	Price Range per Mmbtu
2016	36,290,000	$3.12	$2.54	—	$3.92
2017	27,945,000	$3.00	2.89		$3.65

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation: PV10 to Standardized Measure

	Year Ended
	December 31,
	2015	2014

Estimated future net revenues	$1,012,618	$3,560,539
10% annual discount for estimated timing of future cash flows	(419,144)	(1,637,201)
Estimated future net revenues discounted at 10% (PV-10)	593,474	1,923,338
Estimated future income tax expenses discounted at 10%	—	(142,761)

Standardized Measure	$593,474	$1,780,577

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income (loss)	$22,486	$(62,109)	$(1,454,629)	$(21,791)
Plus:
Interest expense	31,899	31,655	126,399	89,800
Net gains on commodity derivative contracts	(61,336)	(130,806)	(172,886)	(137,205)
Net settlements received on commodity derivative contracts	45,487	15,252	142,468	5,600
Depreciation, depletion, amortization and accretion	48,031	112,800	344,572	338,097
Impairment of oil and natural gas properties	—	213,821	1,365,000	213,821
Stock-based compensation expense	(1,093)	(13,045)	14,831	12,843
Acquisition and divestiture costs included in general & administrative	3,814	2	3,814	1,808
Write off of joint venture receivable, non-recurring	—	—	2,251	—
Income tax expense (benefit)	—	(33,375)	7,600	(11,429)
Less:
Amortization of deferred gain on Catarina Midstream Sale	(3,086)		(3,086)
Premiums on commodity derivative contracts (1)	—	(359)	—	(718)
Interest income	(192)	(120)	(441)	(193)

Adjusted EBITDA	$86,010	$133,716	$375,893	$490,633

(1) This amount includes premiums accrued but not paid as of the end of the period.

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation — Adjusted Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income (loss)	$22,486	$(62,109)	$(1,454,629)	$(21,791)
Less: Preferred stock dividends	(4,035)	(3,991)	(16,008)	(33,590)

Net income (loss) attributable to common shares	18,451	(66,100)	(1,470,637)	(55,381)
Plus:
Non-cash preferred stock dividends associated with conversion	48	—	48	17,297
Non-cash write off of joint venture receivables	—	—	2,251	—
Net gains on commodity derivative contracts	(61,336)	(130,806)	(172,886)	(137,205)
Net settlements received on commodity derivative contracts	45,487	15,252	142,468	5,600
Premiums on commodity derivative contracts (1)	—	(359)	—	(718)
Impairment of oil and natural gas properties	—	213,821	1,365,000	213,821
Stock-based compensation expense	(1,093)	(13,045)	14,831	12,843
Acquisition and divestiture costs included in general and administrative	3,814	2	3,814	1,808
Amortization of deferred gain on Catarina Midstream Sale	(3,086)	—	(3,086)	—
Tax impact of adjustments to net income (loss) (2)	(85)	(29,102)	12,385	(33,081)
Adjusted net income (loss)	2,200	(10,337)	(105,812)	24,984
Adjusted net income allocable to participating securities (3)	(157)	—	—	(1,157)
Adjusted net income (loss) attributable to common stockholders	$2,043	$(10,337)	$(105,812)	$23,827
Adjusted net income (loss) per common share - basic and diluted (4) (5)	$0.04	$(0.19)	$(1.85)	$0.46

Weighted average number of unrestricted outstanding common shares used to calculate adjusted net income (loss) per common share - basic and diluted (4) (5)	57,490	55,855	57,229	52,338

(1)                           This amount includes premiums accrued but not paid as of the end of the period.

(2)                           The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income to Adjusted Net Income.

(3)                           The Company’s restricted shares of common stock are participating securities.

(4)                           The three months and year ended December 31, 2015 excludes 1,735,299 and 2,663,010 shares of weighted average restricted stock and 12,525,210 and 12,529,314 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.

(5)                           The three months and year ended December 31, 2014 excludes 622,301 and 1,732,888 shares of weighted average restricted stock and 12,530,695 and 13,527,738 shares of common stock resulting from an assumed conversion of the Company’s Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock from the calculation of the denominator for diluted Adjusted Net Income per common share as these shares were anti-dilutive.